SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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      (as permitted by Rule 14a-6(e)(2))
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                   Chicago Mercantile Exchange Holdings Inc.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         On March 22, 2002, Chicago Mercantile Exchange Holdings Inc.
distributed the following communication to its shareholders:


                                    [LOGO]
                    CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.


Scott Gordon                          James J. McNulty
Chairman of the Board                 President and Chief Executive Officer


                                March 22, 2002

To All Shareholders:

Attached is a news release announcing that our Board of Directors has decided to replace Arthur Andersen LLP as the independent public accountants of Chicago Mercantile Exchange Holdings Inc. (CME Holdings). The decision to replace Arthur Andersen was made after careful consideration by CME Holdings' Audit Committee, Board of Directors and management, as new developments regarding Arthur Andersen emerged.

As you know, a proposal to ratify Arthur Andersen as our independent public accountants was described in the proxy statement mailed to shareholders earlier this month. The decision to change our independent public accountants and the developments leading to it, came after our proxy statement was printed and mailed to shareholders.

The Board of Directors has now removed the ratification of Arthur Andersen from the agenda for the Annual Meeting of Shareholders. Accordingly, shareholders no longer need to vote on the Arthur Andersen proposal. You do not need to take any action if you have already voted on this proposal.

Our management and Audit Committee have begun the process of identifying and thoroughly evaluating firms to serve as our independent public accountants. We will keep you informed of the results of this selection process.

We encourage you to vote on the other items remaining on the agenda. If you have already voted, you do not need to vote again.


/s/ Scott Gordon                                       /s/ James J. McNulty

30 South Wacker Drive
Chicago, IL 60606-7499
312/930.1000
www.cme.com





                                    [LOGO]
                    CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.


30 South Wacker Drive
Chicago, IL 60606-7499
312/930.1000
www.cme.com

Corporate Communications
PHONE: 312 / 930.3434
FAX: 312 / 930.3439
E-MAIL: news@cme.com

Ellen G. Resnick, 312/930-3435
Maryellen T. Thielen, 312/930-3467


NEWS RELEASE

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. TO REPLACE ARTHUR ANDERSEN AS ITS INDEPENDENT PUBLIC ACCOUNTANTS

COMPANY HAS BEGUN THE AUDITOR SELECTION PROCESS

         CHICAGO, March 22, 2002 - The Board of Directors of Chicago Mercantile Exchange Holdings Inc. (CME Holdings) has decided to replace Arthur Andersen LLP as its independent public accountants. The company has begun the selection process to identify and hire a new independent accounting firm.

         The Audit Committee of CME Holdings recommended this action to the Board of Directors upon careful consideration, after new developments regarding Arthur Andersen have emerged. The decision to change auditors occurred after the company's 2002 proxy statement was filed with the Securities and Exchange Commission and mailed to shareholders. As a result, the Board has removed ratification of Arthur Andersen from the agenda of CME Holdings' annual meeting of shareholders on April 17, 2002.

         "At this time, the Audit Committee, Board and management of CME Holdings determined it was in the best interests of the company and its shareholders to make a change," said Jim McNulty, President and Chief Executive Officer. "However, we acknowledge the excellent and professional work that our team of Arthur Andersen auditors have provided over the years."

         Chicago Mercantile Exchange Holdings Inc. is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States based on notional value, trading volume and open interest. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX around-the-clock electronic trading platform. CME offers futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moves about $1.5 billion per day in settlement payments and manages $28.2 billion in collateral deposits.

         Further information about Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

                                     # # #
02-38


                            **********************

On March 12, 2002, Chicago Mercantile Exchange Holdings Inc. filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 17, 2002. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.